EXHIBIT 99.1

Edible Garden Strengthens Balance Sheet and Expands R&D Through

$12 Million Acquisition of Sustainable Farming Assets of

NaturalShrimp Farms Inc.

Acquisition Adds Patented Water Treatment Technology with Expected Broad Cross- Platform Applications; Increases Shareholder Equity Through Preferred Stock Structure

Transaction Strengthens Edible Garden’s Balance Sheet with $3 Million of Cash Through Private Placement

Intended to Enhance Vertically Integrated Model and Advance Zero-Waste Inspired® Mission in High-Growth, Sustainable Agriculture Sector

Strengthens Edible Garden’s Leadership in Sustainability and Controlled Environment Agriculture

BELVIDERE, NJ, May 14, 2025 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced the acquisition of certain assets of a sustainable aquaculture company based in Fort Dodge, Iowa, from NaturalShrimp Farms Inc. (“NaturalShrimp”). Edible Garden purchased the NaturalShrimp assets in exchange for $12 million of a new class of the Company’s preferred stock.  In addition, an affiliate of NaturalShrimp, agreed to purchase $3.5 million of the Company’s preferred stock for cash, of which $3 million is being funded immediately, bringing its total investment in the Company’s preferred stock to $15.5 million. As part of the acquisition, Edible Garden will gain two innovative patents for environmentally friendly water treatment technologies, along with a fully operational shrimp farming facility.

The acquisition is expected to support multiple strategic initiatives at Edible Garden, including expanded R&D and warehousing. The Company intends to integrate the patented water treatment technology across its existing CEA operations, opening new possibilities for improving agricultural efficiency and sustainability. This development aligns with Edible Garden’s Zero-Waste Inspired® mission and enhances the Company’s vertically integrated model.

“This acquisition marks another exciting milestone in Edible Garden’s evolution as a leader in sustainable agriculture,” said Jim Kras, Chief Executive Officer of Edible Garden. “By purchasing the assets of NaturalShrimp, we are not only gaining a highly innovative, sustainable aquaculture facility, but also acquiring patented water treatment technologies that can be deployed across our greenhouse operations. These innovations have the potential to optimize water use and reduce environmental impact—benefiting both our operations and the planet. It is a strategic fit that builds on everything we have been doing, from nanobubble research to our work with the EPA and FDA and now positions us to expand our R&D capabilities and potentially enhance our nutraceutical product development.”

“This transaction significantly strengthens our balance sheet—without the need for additional debt—and increases shareholder equity, underscoring our commitment to a capital-efficient growth strategy. We believe the Iowa facility provides a scalable platform for advanced research, expanded herb production, and strategic warehousing in the Midwest, further reinforcing Edible Garden’s position as a leader in sustainable food production.”

Maxim Group LLC served as the exclusive financial advisor to Edible Garden in connection with this acquisition.

Edible Garden’s commitment to agricultural innovation and sustainability is reflected in its ongoing collaborations with leading organizations such as the EPA, FDA, New Jersey Institute of Technology (NJIT), and the Brisea Group. These partnerships have yielded promising results, including nanobubble irrigation trials that demonstrated up to a 55% increase in crop yield and a 30% reduction in harvest cycle duration. Complementing these efforts is the Company’s expanding relationship with Walmart and its participation in the retailer’s ambitious Project Gigaton initiative, which aims to eliminate one billion metric tons of emissions from the global supply chain by 2030. In recognition of its leadership, Edible Garden has earned the designation of “Giga-Guru,” a recognition awarded to top-performing suppliers demonstrating exceptional leadership in sustainability. Further highlighting its innovation and impact at the intersection of food, technology, and sustainability, Edible Garden was recently named a Top 50 company in the 2024 FoodTech 500 by Forward Fooding.

Additional information regarding the terms of the private placement will be available in the Company’s Current Report on Form 8-K regarding this transaction, which will be filed with the Securities and Exchange Commission.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Caribbean and South America, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and Self-Watering in-store displays. The Company currently operates its own state-of-the-art vertically integrated greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-Watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. The Company has been named a FoodTech 500 company by Forward Fooding, a leading AgriFoodTech organization.  In addition, Edible Garden is also a Giga Guru member of Walmart's Project Gigaton sustainability initiative. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company’s Kick. Sports Nutrition line features premium performance products that cater to today’s health-conscious athletes looking for cleaner labeled, better for you options. Furthermore, Edible Garden offers a line of fresh, sustainable and functional condiments such as Pulp fermented gourmet & chili-based sauces and Edible Garden's Pickle Party - fresh pickles & krauts. For more information on Pulp products go to https://www.pulpflavors.com. For more information on Vitamin Whey® products go to https://vitaminwhey.com. For more information on Edible Garden go to https://ediblegardenag.com.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to integrate, develop, and operate the assets of NaturalShrimp, the Company’s growth strategies, and performance as a public company. The words “believe,” “can,” “expect,” “intend,” “potential,” “seek,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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